                                                                    Exhibit 99.1

                                                        [LOGO OF NATIONAL STEEL]
                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN  46545-3440


NEWS RELEASE
------------
Media Contact:                  Tamara J. Freeman
                                  574-273-7558

Analyst / Investor Contact:    William E. McDonough
                                  574-273-7414

            NATIONAL STEEL REPORTS NET PROFIT FOR THIRD QUARTER 2002

         Mishawaka, IN, November 8, 2002 -- National Steel Corporation today reported net income of $3.5 million for the third quarter of 2002. This represents a significant improvement over the net loss of $34.0 million for the second quarter of 2002 and the net loss of $152.8 million for the third quarter of 2001. The third quarter 2002 reported net income includes a $3.2 million gain on the sale of undeveloped real estate finalized during the quarter and an $8.3 million charge for the annual planned maintenance outage at its pellet operation. The third quarter 2001 results were negatively impacted by a $10.9 million charge related to the write-off of a portion of a new computer system.

         "Our return to profitability is the result of not only recent demand and price improvements but also our focus on improving our product mix and quality and our continuing cost reduction efforts," stated Mineo Shimura, chairman and chief executive officer.

         Net sales for the current quarter were $694.2 million, an increase of 9% from the third quarter of 2001, while steel shipments for the quarter of 1,327,000 tons were 12% lower than the year-earlier period. The lower shipment levels were primarily the result of continuing to keep one of its blast furnaces at the Great Lakes operations idled. The Company achieved a $93 per ton improvement in average selling price from the third quarter of 2001 and a $24 per ton improvement over the second quarter of 2002. This improvement was achieved by increasing the shipment of value-added products to 63% of total prime shipments in the third quarter of 2002 as compared to 52% in the third quarter of 2001 and by capitalizing on increases in spot market prices for the Company's products.

         "Our customers continue to support our efforts to emerge from Chapter
11. We have significantly improved our sales to the automotive market, which is one of our key strategies. Our shipments were over 60% higher than the prior year to this market," stated Mr. Shimura.

         The average selling price improvement along with lower raw materials costs, better yields and lower overall spending resulted in the Company reporting an operating profit of $8.2 million before reorganization items for the third quarter of 2002. This is an improvement of $124.2 million from the year-earlier quarter. In addition, EBITDA (earnings before interest, taxes, depreciation and amortization) was $48.6 million for the third quarter of 2002. The Company has generated positive EBITDA for five consecutive months and has a positive EBITDA for the year to date.

                                                                    Exhibit 99.1

FINANCIAL POSITION AND LIQUIDITY

         Total liquidity from cash and availability under the Company's DIP credit facility, after adjusting for all required reserves and letters of credit outstanding, amounted to $237 million at September 30, 2002 an increase of $24 million as compared to June 30, 2002. Total borrowings under the DIP facility amounted to $96 million at September 30, 2002 as compared to $78 million at June 30, 2002. The increase in borrowing levels during the third quarter 2002 is primarily the result of increased raw materials inventory levels in anticipation of increased steel production at the Great Lakes operations and steel inventory increases to support the Company's sales and marketing efforts.

         "Our liquidity position continues to improve and remains at a high level. This reflects our focus on cash flow and the support we are receiving from the vendor community. Many of our vendors and suppliers have returned us to normal payment terms. This should provide great comfort to our vendors, customers and employees," stated Mr. Shimura.

         During the third quarter 2002 the Company funded $6 million in capital expenditures. Total capital spending for the first nine months of 2002 amounted to $14 million. It is expected that total capital spending for 2002 will be approximately $45 million with the increased spending in the fourth quarter of 2002 occurring at the Great Lakes blast furnace and as part of other scheduled maintenance outages throughout the Company.

OUTLOOK

         It is anticipated that steel shipments in the fourth quarter of 2002 will be at approximately the same level as the third quarter of 2002. Average selling prices could decline by 2% - 3% for the quarter given the restarting of several competitors' idled facilities affecting overall steel supply. Additionally, the Company anticipates a seasonal decline in the automotive and container markets, which will negatively affect product mix. Several maintenance outages are scheduled for the fourth quarter which are anticipated to negatively impact costs by $15 to $20 million as compared to the third quarter of 2002. The combination of these items is expected to result in a net loss for the fourth quarter.

         Borrowings under the DIP facility are expected to increase during the fourth quarter primarily as a result of the planned maintenance outages, increases in capital spending and the normal seasonal build-up of raw materials inventories. It is expected that availability under the DIP facility will be in excess of $200 million at the end of the year providing strong liquidity as the Company goes into 2003.

         As a result of continuing declines in the financial markets, which have negatively impacted the value of pension assets and the utilization of a lower interest rate to measure pension liabilities, the Company expects to increase its minimum pension liability at December 31, 2002. This will result in a non-cash charge to other comprehensive income of approximately $450 million during the fourth quarter of 2002.

         All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.

         Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel Corporation employs approximately 8,200 employees. Please visit the Company's web site at www.nationalsteel.com for more information on the Company and its products and facilities.

                                                                    Exhibit 99.1

NATIONAL STEEL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions of Dollars, except per share data)
(Unaudited)

                                                                  Three Months                          Nine Months
                                                               Ended September 30,                  Ended September 30,
                                                          ------------------------------       ------------------------------
                                                             2002              2001                2002             2001
                                                          ------------     -------------       -------------    -------------
Net sales                                                     $694.2          $ 637.0            $1,956.3         $1,899.6

Cost of products sold                                          619.4            670.3             1,843.9          1,976.8
Selling, general and administrative expense                     26.9             30.6                93.8             98.6
Depreciation                                                    40.4             42.2               120.9            126.1
Equity income of affiliates                                     (0.7)            (1.0)               (2.6)            (2.3)
Unusual items                                                    --              10.9                 --             (17.1)
                                                          ------------     -------------       -------------    -------------
Income (loss) from operations                                    8.2           (116.0)              (99.7)          (282.5)

Reorganization items                                             4.5              --                 18.1              --

Other (income) expense
Financing costs (net)                                            3.2             16.0                21.7             47.7
Net gain on disposal of assets                                  (3.2)            (0.9)               (3.2)            (2.4)
                                                          ------------     -------------       -------------    -------------
                                                                 --              15.1                18.5             45.3
                                                          ------------     -------------       -------------    -------------
Income (loss) before income taxes, extraordinary item
and cumulative effect of an accounting change                    3.7           (131.1)             (136.3)          (327.8)
Income tax (credit)                                              0.2             19.7               (52.6)            59.2
                                                          ------------     -------------       -------------    -------------
Income (loss) before extraordinary item and cumulative
effect of an accounting change                                   3.5           (150.8)              (83.7)          (387.0)

Extraordinary item                                               --              (2.0)                --              (2.0)
Cumulative effect of an accounting change (net of $0 tax)        --               --                  --              17.2
                                                          ------------     -------------       -------------    -------------
Net income (loss)                                             $  3.5          $(152.8)           $  (83.7)        $ (371.8)
                                                          ============     =============       =============    =============
Operating Statistics (in thousands of tons):

   Shipments                                                   1,327            1,512               4,059            4,507
   Production                                                  1,474            1,568               4,286            4,673

                                                                    Exhibit 99.1




NATIONAL STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (In Millions of Dollars)


                          September 30,         December 31,                                September 30,        December 31,
                               2002                 2001                                         2002                2001
                          ---------------      ----------------                             ---------------     ---------------
                           (Unaudited)                                                       (Unaudited)
Assets                                                                 Liabilities and
                                                                         Stockholders'
                                                                           Equity

Cash and cash
equivalents                  $   14.8             $    3.8             Current liabilities     $  253.5           $  714.6
Receivables - net               255.4                224.2             Long-term debt               --               809.7
Inventories                     337.7                390.4             Other long-term
Other                            33.8                 15.5                liabilities             132.4            1,094.0
Deferred tax assets               3.2                  3.2             Liabilities
                                                                       subject to               2,205.4                --
                                                                       compromise
                             --------             --------                                     --------           --------
  Total current assets          644.9                637.1             Total Liabilities        2,591.3            2,618.3

Property, plant and
  equipment - net             1,272.5              1,385.3             Stockholders'
Other assets                    281.7                285.2             Deficit                   (392.2)            (310.7)
                             --------             --------                                     --------           --------
                             $2,199.1             $2,307.6                                     $2,199.1           $2,307.6
                             ========             ========                                     ========           ========


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)  (Unaudited)



                                                                    Nine Months Ended September 30,
                                                                      2002                 2001
                                                                -----------------     ----------------
                   Cash provided by (used in) operating
                    activities:
                    Net income (loss)                                 $ (83.7)          $(371.8)
                    Depreciation                                        120.9             126.1
                    Reorganization items                                 18.1               --
                    Unusual item                                          --               10.9
                    Extraordinary item                                    --                2.0
                    Cumulative effect of an accounting                    --              (17.2)
                    change
                    Net gain on disposal of assets                       (3.2)             (2.4)
                    Deferred income taxes                                 --               58.6
                    Working capital items:
                      Receivables                                       (39.8)             12.1
                      Receivables allowance                               8.6              (0.3)
                      Receivables sold                                    --              (95.0)
                      Inventories                                        52.8              46.0
                      Accounts payable & accrued liabilities            157.5             (15.9)
                    All other                                            28.2              26.7
                                                                      -------           -------
                   Net Cash provided by (used in)
                      operating activities before
                      reorganization items                              259.4            (220.2)

                   Reorganization items                                 (11.2)             --
                                                                      -------           -------
                   Net Cash provided by (used in) operating
                      activities                                        248.2            (220.2)
                   Cash used in investing activities:
                    Purchases of property, plant
                      and equipment (net)                               (14.1)            (40.9)
                    Net proceeds from settlement                          5.3               --
                    Net proceeds from the sale of assets                  7.0               1.9
                                                                      -------           -------
                                                                         (1.8)            (39.0)
                    Cash provided by (used in) financing
                       activities:
                    Repayment of debt                                   (10.5)            (22.9)
                    Borrowings, net                                    (216.9)            282.2
                    Debt issuance costs                                  (5.6)              --
                                                                      -------           -------
                                                                       (233.0)            259.3
                                                                      -------           -------
                   Increase (decrease) in cash
                       and cash equivalents:                             13.4               0.1
                    Cash and cash equivalents at
                      the beginning of the period                         1.4               1.6
                                                                      -------           -------
                    Cash and cash equivalents at
                      the end of the period                           $  14.8           $   1.7
                                                                      =======           =======

NATIONAL STEEL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)
                                                                    Exhibit 99.1
(In Millions of Dollars)

                                                                  Three Months                          Nine Months
                                                               Ended September 30,                  Ended September 30,
                                                          ----------------------------         ----------------------------
                                                             2002             2001                 2002            2001
                                                          ----------       -----------         -----------      -----------
EBITDA Reconciliation
   Net income (loss)                                        $  3.5           $(152.8)             $(83.7)        $(371.8)
   Depreciation                                               40.4              42.2               120.9           126.1
   Reorganization items                                        4.5               --                 18.1              --
   Financing costs                                             3.2              16.0                21.7            47.7
   Net gain on disposal of assets                             (3.2)             (0.9)               (3.2)           (2.4)
   Income tax (credit)                                         0.2              19.7               (52.6)           59.2
   Extraordinary item                                          --                2.0                 --              2.0
   Cumulative effect of an accounting change
   (net of $0 tax)                                             --                --                  --            (17.2)
                                                          ----------       -----------         -----------      -----------
   EBITDA                                                   $ 48.6           $ (73.8)             $ 21.2         $(156.4)
                                                          ==========       ===========         ===========      ===========
